News Release

Release Date: Tuesday, April 19, 2005

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2005 First Quarter Operating Results (unaudited)

     Oneida, NY, April 19, 2005 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ending March 31, 2005 was $975,000, or $0.13 basic earnings per share compared to $722,000, or $0.10 basic earnings per share, for the three months ended March 31, 2004. The increase in net income was primarily the result of an increase in net interest income, an increase in non-interest income and a decrease in provisions for loan losses, partially offset by an increase in non-interest expense and an increase in provision for taxes.

     Total assets decreased $4.2 million or 1.0%, to $422.4 million at March 31, 2005 from $426.7 million at March 31, 2004. The decrease in total assets is primarily due to decreases in investment and mortgage-backed securities partially offset by an increase in loans receivable. Loans receivable increased $14.5 million or 7.3% at March 31, 2005 as compared with March 31, 2004, after recording the sale of $20.0 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment and mortgage-backed securities decreased $14.3 million to $155.8 million at March 31, 2005 from $170.2 million at March 31, 2004. Cash and cash equivalents also decreased to $10.6 million at March 31, 2005 as compared with $16.3 million at March 31, 2004. The decrease in cash and cash equivalents supported a $2.5 million or 0.8% decrease in total deposits at March 31, 2005 compared with March 31, 2004.

     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Our Company continues to demonstrate an ability to maintain a consistent level of net interest income and margin improvement during periods of changing market interest rates. In addition, non-interest income sources continue to reach record levels due to growth in trust services, fee-generating deposit accounts and insurance and financial services sales." During the first quarter of 2005 insurance commission income and deposit account fee revenue increased 17.2% and 9.7% respectively. Kallet continued, "The Company continues to focus on growing both the traditional banking franchise, Oneida Savings Bank, and non-traditional financial services through our insurance subsidiary, Bailey Haskell & LaLonde Agency. The recent announcement of our Company's intention to develop a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York will represent another important step in the expansion of our business model." Kallet concluded, "Our Company is a leader in the markets we serve and the diversification Oneida Financial Corp. has achieved will allow the Company to maintain its' leadership position in both current and future markets served."

     Net interest income increased for the first quarter of 2005 to $3.3 million compared with $3.2 million for the first quarter of 2004. The increase in net interest income primarily is due to an increase in the net interest margin earned which was 3.58% for the three months ending March 31, 2005 as compared with 3.43% for the same period in 2004. The increase in net interest margin was further supported by an increase in net earning assets as average interest-earning assets have increased while average interest-bearing liabilities have decreased.

     Interest income was $5.1 million for the first quarter of 2005; an increase of 3.8% as compared with the same period in 2004 at $4.9 million. This increase in interest income during the three months ended March 31, 2005 resulted primarily from an increase in the average balances of interest-earning assets during the current period and an increase in the yield of 18 basis points on interest earning assets, given the increase in market interest rates during the past twelve month period.

     Total interest expense increased to $1.8 million for the three months ended March 31, 2005. This is compared with interest expense of $1.7 million during the same 2004 period. The increase for the three months ended March 31, 2005 was due to an increase in the cost of interest-bearing liabilities of 5 basis points, partially offset by a decrease in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $64.4 million at March 31, 2005, compared with $64.9 million in borrowings outstanding at March 31, 2004. Interest expense on deposits decreased 1.8% during the first quarter of 2005 to $1.0 million as compared with the same period of 2004.

     Non-interest income was $2.9 million during the first quarter of 2005 compared with $2.6 million for the same 2004 period. The increase in non-interest income was primarily due to an increase in commissions earned on the sale of financial products through the Company's insurance subsidiary. This revenue source increased $312,000 or 17.2% for the three months ended March 31, 2005 as compared with the same period during 2004. In addition, service charges on deposit accounts increased $42,000 or 9.7% during the first quarter of 2005 as compared with the first quarter of 2004. Partially offsetting the increases in non-interest income was a decrease in revenue associated with the sale and servicing of fixed-rate residential real estate loans during the first quarter of 2005 due a decrease in loan originations as compared with the 2004 period and a decrease in gains realized upon the sale of investments.

     Non-interest expense was $4.9 million for the three months ended March 31, 2005 compared with $4.7 million for the three months ended March 31, 2004. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business and an increase in advertising expense related to a checking account promotion. Provisions for possible loan losses during first quarter of 2005 totaled $80,000 compared with $150,000 in provisions for the same period in 2004 as the Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 0.92% at March 31, 2005 compared with a ratio of 1.09% at March 31, 2004. The decrease in loan loss provisions was the result of the sale of an impaired loan to another financial institution based on the liquidation value of the specific loan during the fourth quarter of 2004. The allocated allowance for loan losses was adequate to cover the liquidated value of the impaired loan.

     Shareholders' equity was $51.7 million, or 12.2% of assets at March 31,

2005 compared with $51.8 million, or 12.1% of assets, at March 31, 2004. The decrease in shareholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities partially offset by the contribution of net earnings for the trailing twelve month period. In addition, shareholders' equity was reduced by management efforts to manage the Company's capital through the payment of cash dividends. All financial information provided at and for the quarters ended March 31, 2005 and March 31, 2004 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.





                                       At and for the     At and for the
Selected Financial Ratios              Three Months       Twelve months
(unaudited)                            Ended Mar 31,      Ended Dec 31,
-----------                            -------------      -------------
                                       2005     2004     2004     2003
                                       ----     ----     ----     ----
Return on Average Assets               0.92%    0.68%    0.77%    0.74%
Return on Average Equity               7.39%    5.64%    6.49%    6.35%
Net Interest Margin                    3.58%    3.43%    3.40%    3.37%
Non-Performing Assets to
    Total Assets (end of period)       0.12%    0.10%    0.14%    0.07%
Allowance for Loan Losses to
    Loans Receivable, net              0.92%    1.09%    0.94%    1.05%
Average Equity to Average Assets      12.43%   12.11%   11.84%   11.62%

                                         At                At                %            At               At
Selected Financial Data                Mar 31,           Mar 31,          Change        Mar 31,          Dec, 31
(in thousands except per share data)    2005              2004          '05 vs '04       2003             2004
-----------------------------------   ---------------------------------------------------------------------------
                                     (unaudited)      (unaudited)                     (unaudited)        (audited)
Total Assets                           $422,447         $426,668           (1.0%)       $419,620         $422,609
Loans receivable, net                   214,913          200,382            7.3%         200,436          211,879
Mortgage-backed securities               44,114           49,810          (11.4%)         47,314           44,378
Investment securities                   111,718          120,341           (7.2%)        114,472          109,730
Goodwill and other intangibles           13,241           12,703            4.2%          12,064           13,270
Interest bearing deposits               254,019          256,662           (1.0%)        249,886          251,565
Non-interest bearing deposits            49,507           49,367            0.3%          46,885           50,082
Borrowings                               64,400           64,900           (0.8%)         71,500           64,400
Shareholders' Equity                     51,701           51,786           (0.2%)         48,360           52,644

Book value per share
   (end of period)                     $   6.82         $   6.95           (1.9%)       $   6.60         $   7.00
Tangible value per share
   (end of period)                     $   5.10         $   5.24           (2.7%)       $   4.95         $   5.23

                                         Three Months Ended           %     Year Ended
Selected Operating Data                 Mar 31,      Mar 31,       Change     Dec 31,
(in thousands except per share data)     2005         2004       '05 vs '04    2004
-----------------------------------    ----------------------------------------------
                                      (unaudited)  (unaudited)               (audited)

Interest income:
   Interest and fees on loans           $  3,332     $  3,216        3.6%    $ 12,907
   Interest and dividends
      on investments                       1,734        1,670        3.8%       6,714
   Interest on fed funds                      15            8       87.5%          43
                                        --------     --------                --------
      Total interest income                5,081        4,894        3.8%      19,664
Interest expense:
   Interest on deposits                    1,010        1,029       (1.8%)      3,976
   Interest on borrowings                    741          682        8.7%       2,861
                                        --------     --------                --------
      Total interest expense               1,751        1,711        2.3%       6,837
                                        --------     --------                --------
Net interest income                        3,330        3,183        4.6%      12,827
   Provision for loan losses                  80          150      (46.7%)        450
                                        --------     --------                --------
Net interest income after
     provision for loan losses             3,250        3,033        7.2%      12,377
                                        --------     --------                --------
Other income:
   Net investment gains (losses)               3           31      (90.3%)       (961)
   Service charges on deposit accts          477          435        9.7%       2,021
   Commissions earned on sale of
         financial products                2,129        1,817       17.2%       7,724
   Other revenue from operations             324          337       (3.9%)      1,456
                                        --------     --------                --------
      Total non-interest income            2,933        2,620       11.9%      10,240
Other expense:
   Salaries and employee benefits          3,111        2,970        4.7%      11,430
   Equipment and net occupancy               805          791        1.8%       3,265
   Intangible amortization                    28           28       --            113
   Other costs of operations                 928          887        4.6%       3,508
                                        --------     --------                --------
      Total non-interest expense           4,872        4,676        4.2%      18,316
                                        --------     --------                --------
Income before income taxes                 1,311          977       34.2%       4,301
Income tax provision                         336          255       31.8%       1,009
                                        --------     --------                --------
Net income                              $    975     $    722       35.0%    $  3,292
                                        ========     ========                ========

Net income per common
   share ( EPS - Basic )                $   0.13     $   0.10       --       $   0.44
                                        ========     ========                ========
Net income per common
   share ( EPS - Diluted)               $   0.13     $   0.09       --       $   0.43
                                        ========     ========                ========